UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – September 28, 2004

Commission File Number: 000-49971

OCEAN WEST HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	71-0876952 (IRS Employer Identification No.)

15991 Redhill Avenue, Suite 110
Tustin, California 92780
(Address of principal executive offices, including zip code)

(714) 247-4200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 28, 2004, the board of directors of Ocean West Holding Corporation appointed Wayne K. Bailey to fill a vacancy on its board of directors until the next annual meeting of shareholders.

Also on September 28, 2004, Daryl S. Meddings resigned from the position of Chief Financial Officer of Ocean West Holding Corporation and the board of directors appointed Wayne K. Bailey to fill the position of Chief Financial Officer until the next annual meeting of directors.

Also on September 28, 2004, the board of directors of Ocean West Holding Corporation appointed Daryl S. Meddings to the newly created position of Chief Operating Officer until the next annual meeting of directors.

Effective September 1, 2004, Ocean West Holding Corporation entered into an Employment Agreement with Daryl S. Meddings as its Executive Vice President, Chief Operating Officer, and Secretary. The Employment Agreement has a term of three years and provides for base compensation, performance payments, and standard benefits for Mr. Meddings. If the Employment Agreement is terminated Without Cause or Mr. Meddings terminates for Good Reason, as those terms are defined in the Employment Agreement, Mr. Meddings is entitled to severance payments. The Employment Agreement also contains provisions for confidentiality, noncompetition, nonsolicitation of customers, and noninterference with employees.

Also effective September 1, 2004, Ocean West Holding Corporation entered into an Employment Agreement with Marshall L. Stewart as its President and Chief Executive Officer. The Employment Agreement has a term of three years and provides for base compensation, performance payments, and standard benefits for Mr. Stewart. If the Employment Agreement is terminated Without Cause or Mr. Stewart terminates for Good Reason, as those terms are defined in the Employment Agreement, Mr. Stewart is entitled to severance payments. The Employment Agreement also contains provisions for confidentiality, noncompetition, nonsolicitation of customers, and noninterference with employees.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

OCEAN WEST HOLDING CORPORATION

Date: October 4, 2004

By:	/s/ Wayne K. Bailey
Wayne K. Bailey
Chief Financial Officer (Principal Financial and Accounting Officer)